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                                                       Registration No. 2-81536

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                        POST EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                            DRESSER INDUSTRIES, INC.
             (Exact name of Registrant as specified in its Charter)


           Delaware                                    75-0813641
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                                2001 Ross Avenue
                               Dallas, Texas 75201
            (Address principal executive offices including zip code)

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                  DRESSER INDUSTRIES, INC. STOCK PURCHASE PLAN
                            (Full title of the plan)

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                                Rebecca R. Morris
                 Vice President-Corporate Counsel and Secretary
                            Dresser Industries, Inc.
                                2001 Ross Avenue
                               Dallas, Texas 75201
                     (Name and address of agent for service)

                                 (214) 740-6000
          (Telephone number, including area code, of agent for service)

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                              EXPLANATORY STATEMENT

A total of 2,000,000 shares of common stock of Dresser Industries, Inc. (the "Company") were registered by Registration Statement on Form S-8, file No. 2-81536, to be issued in connection with the Dresser Industries, Inc. Stock Purchase Plan (the "SPP"). On September 18, 1997, the Board of Directors of the Company approved the merger of the SPP into the Dresser Industries, Inc. Retirement Savings Plan-A, the Dresser Industries, Inc. Retirement Savings Plan-B and the Dresser Industries, Inc. Deferred Savings Plan. Additionally, the Board of Directors approved offering an investment option for investing in the Company's stock to the participants of (a) The Dresser Industries, Inc. Retirement Savings Plan - A, (b) Dresser Industries, Inc. Retirement Savings Plan - B, (c) The Dresser Industries, Inc., Union Plan, (d) The Savings Plan for Bargaining Unit Employees of Texsteam Operations of Dresser Industries, Inc. and (e) The Dresser Industries, Inc. Deferred Savings Plan (collectively, the "QUALIFIED PLANS"). The SPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 while the QUALIFIED PLANS are intended to qualify as employee savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended from time to time. Approximately one million five hundred thousand (1,500,000) shares of common stock of the Company which were registered in connection with the SPP have not been issued under the SPP and, pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at answers no. 89 and 90 in Section G-Securities Act Forms of the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations (July 1997), 550,000 shares of common stock of the Company are carried forward to, and deemed covered by, the Registration Statement of Form S-8 filed on or about the date hereof in connection with the QUALIFIED PLANS.

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                                    PART II

Item 3.  Incorporation of Documents by Reference.

This Registration Statement on Form S-8 and Post Effective Amendment No. 1, File No. 2-81536, is incorporated by reference herein.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the Securities offered hereby will be passed upon by Rebecca R. Morris, Vice President - Corporate Counsel and Secretary of the Company (who owns 10,740 shares of Common Stock and holds options to purchase an additional 21,650 shares of Common Stock coupled with 4,278 restrictive incentive stock awards).

Item 8.  Exhibits**

  *5 Form of opinion of Rebecca R. Morris as to the legality of the securities being registered.

 *23 Consent of Rebecca R. Morris is contained in her opinion attached as Exhibit 5.

 *23.2     Consent of Price Waterhouse LLP.

 *24       Power of Attorney.

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*  Filed Herewith

**In lieu of an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and an Internal Revenue Service ("IRS") determination letter that the Plans are qualified under Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant hereby undertakes to submit the Qualified Plans and any amendments thereto to the IRS in a timely manner and will make all changes required by the IRS in order to maintain the qualified status of the Qualified Plans.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of November, 1997.


                                        DRESSER INDUSTRIES, INC.

                                   By:  /s/ KENNETH J. KOTARA
                                        --------------------------------------
                                        Kenneth J. Kotara,
                                        Controller



     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on November 10, 1997.


           SIGNATURE                                  TITLE
           ---------                                  -----
*WILLIAM E. BRADFORD                     Chairman of the Board, Chief
----------------------------------       Executive Officer and Director
(William E. Bradford, Director)          (Principal Executive Officer)

/s/GEORGE H. JUETTEN                     Sr. Vice President and Chief Financial
----------------------------------       Officer
(George H. Juetten)                      (Principal Financial Officer)


/s/KENNETH J. KOTARA                     Controller
----------------------------------       (Principal Accounting Officer)
 (Kenneth J. Kotara)

*SAMUEL B. CASEY, JR.                    *J. LANDIS MARTIN
----------------------------------       ----------------------------------
(Samuel B. Casey, Jr., Director)         (J. Landis Martin, Director)

*LAWRENCE S. EAGLEBURGER                 *LIONEL H. OLMER
----------------------------------       ----------------------------------
 (Lawrence S. Eagleburger,               (Lionel H. Olmer, Director)
 Director)

*SYLVIA A. EARLE, PH.D.                  *JAY A. PRECOURT
----------------------------------       ----------------------------------
(Sylvia A. Earle, Ph.D.,                 (Jay A. Precourt, Director)
 Director)

*RAWLES FULGHAM                          *DONALD C. VAUGHN
----------------------------------       ----------------------------------
(Rawles Fulgham, Director)               (Donald C. Vaughn, Director)

*JOHN A. GAVIN                           *RICHARD W. VIESER
----------------------------------       ----------------------------------
(John A. Gavin, Director)                (Richard W. Vieser, Director)

*RAY L. HUNT
----------------------------------
(Ray L. Hunt, Director)

*By: /s/Alice (Ande) Hinds
     -----------------------------
     Alice (Ande) Hinds
     (Attorney-In-Fact)

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                               INDEX TO EXHIBITS**

 Exhibit
 -------

  *5 Form of opinion of Rebecca R. Morris as to the legality of the securities being registered.

 *23 Consent of Rebecca R. Morris is contained in her opinion attached as Exhibit 5.

 *23.2     Consent of Price Waterhouse LLP.

 *24       Power of Attorney.

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*  Filed Herewith

**In lieu of an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and an Internal Revenue Service ("IRS") determination letter that the Plans are qualified under Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant hereby undertakes to submit the Qualified Plans and any amendments thereto to the IRS in a timely manner and will make all changes required by the IRS in order to maintain the qualified status of the Qualified Plans.